Issuer Free Writing Prospectus, dated November 8, 2010
Filed Pursuant to Rule 433 under the Securities Act of 1933, as amended
Supplementing the Preliminary Prospectus Supplement, dated November 8, 2010
Registration No. 333-152592
AutoZone, Inc.
Final Term Sheet
Dated: November 8, 2010

Issuer:	AutoZone, Inc.

Size:	$500,000,000

Maturity:	November 15, 2020

Coupon (Interest Rate):	4.000%

Yield to Maturity:	4.054%

Spread to Benchmark Treasury:	+150 basis points

Benchmark Treasury:	UST 2.625% due August 15, 2020

Benchmark Treasury Price and Yield:	100-19+, 2.554%

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2011

Optional Redemption Provision:	Prior to August 15, 2020, in whole or in part at the greater of (i) 100% of the principal amount and (ii) discounted present value at the Adjusted Treasury Rate, plus 25 basis points; on or after August 15, 2020, at 100% of the principal amount.

Price to Public:	99.560%

Settlement Date:	November 15, 2010*

Ratings:	Baa2 (Stable) – Moody’s / BBB (Stable) – S&P /BBB (Stable) – Fitch

CUSIP/ISIN:	053332AL6 / US053332AL60

Active Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated SunTrust Robinson Humphrey, Inc.

Passive Book-Running Manager:	Morgan Keegan & Company, Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
*Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to November 9, 2010 will be required, by virtue of the fact that the notes initially will settle T+4 (on November 15, 2010) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes prior to November 9, 2010 should consult their own advisors.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786.